Exhibit 99.1

Seattle Genetics Adds Industry Veterans John P. McLaughlin and

Daniel G. Welch to its Board of Directors and Promotes Eric Dobmeier

to Chief Business Officer

Bothell, WA – June 14, 2007 — Seattle Genetics, Inc. (Nasdaq: SGEN) announced today that industry veterans John P. McLaughlin and Daniel G. Welch have joined its Board of Directors, together bringing over 50 years of commercial and operational leadership to the company. The company also announced that Eric L. Dobmeier has been promoted to the newly created position of Chief Business Officer.

“John’s and Dan’s extensive experience and successful track records will provide us with diverse and valuable operational, business development, legal and commercialization expertise,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. Commenting on the promotion of Eric Dobmeier to Chief Business Officer, Dr. Siegall added, “Under Eric’s leadership and guidance, the scope and value of our corporate collaborations have increased significantly, underscored by our most recent deal with Genentech on SGN-40. He will continue to play a key leadership role on the management team to capitalize on our rich pipeline of clinical product candidates, development capabilities and earlier-stage assets.”

Mr. McLaughlin is currently Chief Executive Officer of Anesiva, Inc., (formerly Corgentech), a biotechnology company developing therapies to treat pain. Before that, he was President of Tularik, which was acquired by Amgen in 2004 and was co-founder and Chairman of Eyetech Pharmaceuticals, which was acquired by OSI Pharmaceuticals in 2005. Prior to that, he spent a decade at Genentech in a number of senior management positions including Executive Vice President. Mr. McLaughlin earned a B.A. from the University of Notre Dame and a J.D. from the Catholic University of America.

Mr. Welch is currently Chief Executive Officer and President of InterMune, Inc., a biotechnology company focused on treatments for pulmonary and hepatic diseases. Before joining InterMune, he was Chairman and Chief Executive Officer of Triangle Pharmaceuticals, which was acquired by Gilead in 2003. Before that, he was President of Biopharmaceuticals at Elan Corporation. He also spent 13 years in various senior management roles at Sanofi-Synthelabo, now Sanofi-Aventis, and its successor companies. Mr. Welch holds a B.A. from the University of Miami and an M.B.A. from the University of North Carolina.

Mr. Dobmeier has been with Seattle Genetics for more than five years, serving most recently as Senior Vice President, Corporate Development. During his tenure, he has led negotiation and completion of multiple corporate alliances, including the company’s worldwide license with Genentech for SGN-40, the in-license of SGN-33 from PDL BioPharma and antibody-drug conjugate (ADC) collaborations with CuraGen, Progenics, Bayer, MedImmune and Agensys. In addition to business development, Mr. Dobmeier oversees Seattle Genetics’ legal, corporate communications, strategic marketing and project management groups. Mr. Dobmeier holds an undergraduate degree from Princeton University and a law degree from Boalt Hall School of Law, University of California, Berkeley.

About Seattle Genetics

Seattle Genetics is a biotechnology company developing monoclonal antibody-based therapies for the treatment of multiple types of cancer, including lymphoma, multiple myeloma, leukemia and solid tumors. The company has an exclusive worldwide license agreement with Genentech to develop and commercialize SGN-40. Seattle Genetics also has three proprietary programs in ongoing clinical trials: SGN-33, SGN-35 and SGN-30. In addition, the company has developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics and MedImmune, as well as an ADC co-development agreement with Agensys. More information can be found at www.seattlegenetics.com.

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CONTACT:

Peggy Pinkston

Corporate Communications

(425) 527-4160

ppinkston@seagen.com